Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 o: 206.883.2500 f: 206.883.2699

January 9, 2026

Palladyne AI Corp.

650 South 500 West, Suite 150

Salt Lake City, Utah 84101

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Palladyne AI Corp., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 8,365,446 shares of the Company’s common stock, $0.0001 par value per share (the “Resale Shares”) which consist of (i) 2,672,013 shares of the Company’s common stock (“Closing Shares”) issued at the closing of the Company’s acquisition of GuideTech, LLC, a Utah limited liability company (“GuideTech”) under the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Palares I Inc., a Utah corporation and the Company’s wholly owned subsidiary, Palares LLC, a Utah limited liability company and the Company’s wholly owned subsidiary, GuideTech and certain individual equity holders of GuideTech and (ii) up to 5,693,433 shares of the Company’s common stock issuable upon the achievement of certain earnout targets under the Merger Agreement (“Earnout Shares”), pursuant to the Registration Statement on Form S-3 filed on January 9, 2026 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”)

We have examined originals or copies of the Merger Agreement, pursuant to which the Resale Shares were or will be issued, the Registration Statement and the prospectus that forms a part thereof related to the resale of the Resale Shares. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, and (iv) the legal capacity of all natural persons.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that (i) the Closing Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable and (ii) the Earnout Shares have been duly authorized by the Company and when the Earnout Shares are issued and delivered

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Palladyne AI Corp.

January 9, 2026

by the Company in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement, any Prospectus Supplement, and in any amendment or supplement thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation